As filed with the Securities and Exchange Commission on December 15, 1995
                                                       Registration No. 33-
                                                                           -----
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                               ------------------

                            GATX CAPITAL CORPORATION
             (Exact name of registrant as specified in its charter)


            Delaware                                         94-1661392
-----------------------------------               ------------------------------
  (State or other jurisdiction                            (I.R.S. Employer
of incorporation or organization)                        Identification No.)

                             Four Embarcadero Center
                         San Francisco, California 94111
                                 (415) 955-3200
    ------------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                              THOMAS C. NORD, Esq.
                            GATX Capital Corporation
                       Vice President and General Counsel
                             Four Embarcadero Center
                         San Francisco, California 94111
                                 (415) 955-3200
    ------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
              including area code, of agent for service of process)

                                   Copies to:
        THOMAS C. NORD, Esq.                      LINDA C. WILLIAMS, Esq.
Vice President and General Counsel                 BARBARA M. LANGE, Esq.
     GATX Capital Corporation                   Pillsbury Madison & Sutro LLP
      Four Embarcadero Center                      235 Montgomery Street
  San Francisco, California 94111             San Francisco, California 94104

  Approximate date of commencement of proposed sale to the public: from time to time after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                        CALCULATION OF REGISTRATION FEE

================================================================================

                                   Proposed       Proposed
Title of Each                      Maximum        Maximum
Class of          Amount           Offering       Aggregate       Amount of
Securities to     to Be            Price          Offering        Registration
Be Registered     Registered       Per Unit       Price (1)       Fee
--------------------------------------------------------------------------------

Medium-Term       $300,000,000     100%           $300,000,000    $103,448
Notes,
Series D

================================================================================

(1) Estimated solely for the purposes of determining the amount of the registration fee.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             PRELIMINARY PROSPECTUS
                          DATED _______________, 199_
                             SUBJECT TO COMPLETION

                                  $300,000,000
                            GATX CAPITAL CORPORATION
                          MEDIUM-TERM NOTES, SERIES D

            Due from Nine Months to Fifteen Years from Date of Issue

     GATX Capital Corporation ("GATX Capital" or the "Company") may offer from time to time up to $300,000,000 aggregate principal amount of its Medium-Term Notes, Series D (the "Notes"), which will bear interest at fixed or variable rates ("Fixed Rate Notes" and "Floating Rate Notes," respectively). The interest rate on the Fixed Rate Notes, which may be zero in the case of certain Notes issued at a price representing a substantial discount from the principal amount payable on maturity ("Zero Coupon Notes"), and the methods of determining the interest rate on the Floating Rate Notes will be established by the Company from time to time and will be set forth in supplements hereto ("Pricing Supplements"). Interest rates, the methods of determining interest rates and issue prices are subject to change by the Company, but no such change will affect any Note previously issued or as to which an offer to purchase has been accepted by the Company. The Notes will have maturities ranging from nine months to fifteen years from the date of issue. The Notes will be issued in denominations of $100,000 or any amount in excess thereof which is an integral multiple of $1,000, except as otherwise specified in the applicable Pricing Supplement. Offers to purchase the Notes are being solicited from time to time by Morgan Stanley & Co. Incorporated and Salomon Brothers Inc, as Agents, and may be solicited from time to time by such other agents as may be identified in the applicable Pricing Supplement (each, an "Agent" and collectively, the "Agents") on behalf of the Company. Notes may also be sold to such firms acting as principals for their own accounts. Unless otherwise specified in the applicable Pricing Supplement, interest, if any, on Fixed Rate Notes will accrue from their dates of original issue and will be payable semiannually on each April 1 and October 1 and at maturity or, if applicable, upon redemption. The interest rate on Floating Rate Notes will be determined by reference to the "Commercial Paper Rate," LIBOR, the "Federal Funds Rate," the "Treasury Rate" or other interest rate formula, and may be adjusted by a "Spread," all as defined herein. Interest on Floating Rate Notes will accrue from their dates of original issue and will be payable monthly, quarterly, semiannually or annually, as set forth in the applicable Pricing Supplement, and at maturity or, if applicable, upon redemption.

     The Notes may be issued in whole or in part in the form of a certificate issued in definitive form (a "Certificated Note") or in the form of one or more global notes to be deposited with or on behalf of Depository Trust Company (the "Depositary") (or such other depositary as is identified in the applicable Pricing Supplement) and registered in the name of the Depositary's nominee (a "Book-Entry Note"). Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Book-Entry Notes will be issuable only in global form, except under the circumstances described herein.

     On and after the Redemption Date, if any, fixed by the Company at the time of sale and set forth in the applicable Pricing Supplement, a Note will be subject to redemption by the Company, in whole or in part, at the price or prices set forth in the applicable Pricing Supplement, together with interest to the date of redemption. See "Description of Notes."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                            PRICE TO               AGENTS'                 PROCEEDS TO
                            PUBLIC(1)           COMMISSIONS(2)            COMPANY(2)(3)
                            ---------           --------------            -------------
Per Note  . . . . . . .               100%       .125%-.625%             99.875%-99.375%
Total . . . . . . . . .       $300,000,000   $375,000-$1,875,000    $299,625,000-$298,125,000
----------

(1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be sold at 100% of their principal amount. If the Company issues any Note at a discount from or at a premium over its principal amount, the Price to Public of any Note issued at a discount or a premium will be set forth in the applicable Pricing Supplement.

(2) The commission payable to an Agent for each Note sold through such Agent shall range from .125% to .625% of the principal amount of such Note. The Company may also sell Notes to any Agent, as principal, for its own account at negotiated discounts and for resale to investors and other purchasers.

(3)  Before deducting expenses payable by the Company estimated at $238,448.

     Offers to purchase the Notes are being solicited from time to time by Morgan Stanley & Co. Incorporated, and Salomon Brothers Inc, as Agents, on behalf of the Company. The Agents have agreed to use best efforts to solicit purchases of such Notes. The Company may also sell Notes to an Agent acting as principal for its own account for resale to investors and other purchasers, to be determined by such Agent. The Company may appoint additional agents for the purpose of soliciting offers to purchase Notes. The Company reserves the right to sell Notes directly to investors on its own behalf in those jurisdictions where it is permitted to do so. No termination date for the offering of the Notes has been established. The Company or an Agent may reject any order in whole or in part. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for the Notes. See "Plan of Distribution."


MORGAN STANLEY & CO.                                        SALOMON BROTHERS INC
   INCORPORATED
_______ __, 1996

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS (INCLUDING THE ACCOMPANYING PRICING SUPPLEMENT) IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS (INCLUDING THE ACCOMPANYING PRICING SUPPLEMENT) NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS (INCLUDING THE ACCOMPANYING PRICING SUPPLEMENT). THE PROSPECTUS (INCLUDING THE ACCOMPANYING PRICING SUPPLEMENT) DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

     IN CONNECTION WITH THIS OFFERING, THE AGENTS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and its Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which are on file with the Commission, are incorporated herein by reference and made a part hereof:

         (a) The Company's most recently filed Annual Report on Form 10-K;

         (b) The Company's Quarterly Reports on Form 10-Q filed since the end of the Company's fiscal year covered by its most recent Annual Report on Form 10-K; and

         (c) The Company's Current Reports on Form 8-K filed since the end of the Company's fiscal year covered by its most recent Annual Report on Form 10-K.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering covered by this Prospectus shall be deemed to be incorporated herein by reference and shall be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information). Any such requests should be directed to Thomas C. Nord, Esq., Vice President and General Counsel, GATX Capital Corporation, Four Embarcadero Center, San Francisco, California 94111 (415) 955-3200.

                                  THE COMPANY

     GATX Capital, directly and through subsidiaries and partnerships, provides asset-based financing of primarily transportation and industrial equipment through long term, full payout financing leases, secured equipment loans and operating leases. The Company also provides related financial services including arranging lease transactions for investment by other lessors and management of leased equipment portfolios for third parties.

     All common and preferred stock of the Company is owned by GATX Corporation ("GATX"). GATX founded the Company as GATX Leasing Corporation, a Delaware corporation, in 1968 to own, sell and finance equipment independent of GATX's own specialized equipment activities. During 1968 and 1969, the Company emphasized the leasing of commercial jet aircraft. Since that time, it has developed a portfolio of earning assets diversified across industries and equipment classifications. At September 30, 1995, the Company had approximately 650 financing contracts with approximately 450 customers, aggregating $1.4 billion of investment before reserves. Of this amount, 47% represented commercial jet aircraft, 15% railroad equipment, 11% warehouse and production equipment, 8% marine equipment, 5% golf courses, and 14% other equipment. The Company provides equipment financing, operating lease services and residual guarantees and engages in lease and portfolio acquisitions and management of leased equipment portfolios and lease underwriting activities that provide fee income and residual value participation.

     Except as expressly indicated or unless the context otherwise requires, as used herein the "Company" or "GATX Capital" means GATX Capital Corporation and its subsidiaries. The Company's principal office is located at Four Embarcadero Center, San Francisco, California 94111, telephone (415) 955-3200.

                              RECENT DEVELOPMENTS

     On November 16, 1995, the Company announced that, effective October 31, 1995, it had agreed to acquire over the next four years all of the outstanding stock of Sun Financial Group, Inc., a technology-focused finance company based in Tampa, Florida. Sun Financial Group has $140 million in assets, most of which are deployed in client/server environments, providing a source of increased diversification for the Company's investment portfolio. Mr. Clay M. Biddinger, Sun Financial Group's founder, will continue as its president and chief executive officer.

                                USE OF PROCEEDS

     Many of the Company's lease and loan financing investments provide for a fixed rate of return. These transactions are financed initially with internally generated funds and the proceeds of the sale of commercial paper. Consistent with its policy of matching funding on a portfolio basis whereby the Company matches fixed rate assets with fixed cost funds and floating rate assets with floating cost funds, the Company intends to apply the net proceeds from the sale of the Notes primarily to reduce outstanding commercial paper and for other general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to fixed charges of the Company for the periods indicated:

     Nine Months
        Ended
    September 30,                     Year Ended December 31,
                                      -----------------------
        1995                 1994     1993      1992     1991     1990
        ----                 ----     ----      ----     ----     ----
        1.98                 1.85     1.86      1.17     1.74     1.71

     For the purpose of computing the ratio of earnings to fixed charges, (i) earnings consist of net income plus fixed charges (other than interest capitalized during the period) and estimated federal and other taxes on income and (ii) fixed charges consist of interest on indebtedness (including capitalized interest), amortization of debt discount or premium and a portion of rental expense representative of an interest factor.

                              DESCRIPTION OF NOTES
GENERAL

     The Notes constitute a single series of debt securities of the Company to be issued under an Indenture dated as of July 31, 1989 as supplemented and amended by Supplemental Indentures dated as of December 18, 1991 and _____________ (together, the "Indenture"), between the Company and The Chase Manhattan Bank (National Association), as trustee (the "Trustee"), each of which is included as an exhibit to the Registration Statement of which this Prospectus forms a part (the "Registration Statement"). The following summaries of certain provisions of the Indenture and the Notes do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and the Notes, including the definitions therein of certain terms. Certain capitalized terms are defined in the Indenture. Section references in parentheses are to the Indenture.

     The particular terms of the Notes issued under the Indenture will be described in the Pricing Supplement relating to such Notes.

     The Indenture does not limit the principal amount of debt securities which may be issued thereunder and provides that debt securities may be issued thereunder in one or more series up to the aggregate principal amount which may be authorized from time to time by the Company, and the Company from time to time, without the consent of the Holders of any debt securities, may provide for the issuance of debt securities under the Indenture in addition to the Notes authorized on the date of this Prospectus. Notes in an aggregate principal amount of up to $300,000,000 may be offered pursuant to this Prospectus.

     The Notes will be offered on a continuing basis and will mature at par on any Business Day (as hereinafter defined) from nine months to fifteen years from the date of issue, as selected by the purchaser and agreed to by the Company, and may be subject to redemption at the option of the Company or a Holder prior to maturity at the price or prices and on or after the date or dates specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued in fully registered form without coupons, in denominations of $100,000 or any amount in excess thereof which is an integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of such Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection therewith.

     Each Note will be issued initially as either a Book-Entry Note or a Certificated Note. Except as set forth herein, Book-Entry Notes will be issuable only as Global Notes. See "Book-Entry System."

     The Notes will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.

     Unless otherwise specified in the applicable Pricing Supplement, principal and interest, if any, will be payable, the transfer of the Notes will be registerable, and Notes will be exchangeable for Notes bearing identical terms and provisions, at the office of the Trustee in The City of New York designated for such purpose. Payment of interest, other than interest payable at Maturity (including on the date of redemption (the "Redemption Date"), if a Note is redeemed at the option of the Company or a Holder prior to Maturity), may be made by check mailed to the address of the person entitled thereto as shown on the Security Register. Unless otherwise specified in the applicable Pricing Supplement, the principal and interest payable at Maturity on each Note will be paid upon Maturity in immediately available funds against presentation of the Note at the office of the Trustee maintained for such purpose. Any other terms with respect to a Note not inconsistent with the provisions of the Indenture will be set forth in the applicable Pricing Supplement and in such Note.

INTEREST RATE

     Each Note will bear interest from its date of original issue at either the rate per annum which may be zero (a "Fixed Rate Note") or pursuant to the interest rate formula (a "Floating Rate Note") stated therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest, if any, will be payable on each Interest Payment Date (as defined below) and at maturity or, if applicable, upon redemption. The "Record Date" with respect to any Interest Payment Date for a Fixed Rate Note shall be the March 15 or September 15 preceding such Interest Payment Date and, with respect to any Interest Payment Date for a Floating Rate Note, shall be the date fifteen calendar days immediately preceding such Interest Payment Date, in either case, whether or not such date is a Business Day. Interest will be payable to the person in whose name a Note is registered at the close of business on the Record Date next preceding each Interest Payment Date; provided, however, that interest payable at maturity or, if applicable, upon redemption will be payable to the person to whom principal shall be payable. The first payment of interest on any Note issued between a Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Record Date to the registered owner on such next succeeding Record Date.

     The applicable Pricing Supplement relating to a Note will designate, in the case of a Fixed Rate Note, a fixed rate of interest per annum payable on the applicable Note which may be zero in the case of certain Notes issued at a price representing a substantial discount from the principal amount payable on maturity (a "Zero Coupon Note") and, in the case of a Floating Rate Note, one of the following interest rate formulas as applicable to the relevant Note: (a) the Commercial Paper Rate (as defined below), in which case such Note will be a "Commercial Paper Rate Note;" (b) LIBOR, in which case such Note will be a "LIBOR Note;" (c) the Federal Funds Rate (as defined below), in which case such Note will be a "Federal Funds Rate Note;" (d) the Treasury Rate (as defined below), in which case such Note will be a "Treasury Rate Note;" or (e) such other interest rate formula as is set forth in such Pricing Supplement. The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (each an "Interest Reset Period"), as specified in the applicable Pricing Supplement and in the applicable Note.

     All percentages resulting from any calculations will be rounded, if necessary, to the nearest one hundredth of a percent, with five one-thousandths of a percent being rounded upwards.

     If an Interest Payment Date with respect to any Note would otherwise fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be the following day that is a Business Day with respect to such Note, except that in the case of a LIBOR Note, if such day falls in the next calendar month, such Interest Payment Date will be the preceding day that is a Business Day with respect to such LIBOR Note. "Business Day" means (i) with respect to any Note, any day that is not a Saturday or Sunday, and that, in The City of New York, is neither a legal holiday nor a day on which banking institutions or trust companies are authorized or obligated by law to close and
(ii) with respect to LIBOR Notes only, a London Banking Day. A "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

FIXED RATE NOTES

     Each Fixed Rate Note will bear interest, if any, from its date of original issue at the rate per annum stated on the face thereof, until the principal thereof is paid or made available for payment. The Interest Payment Dates for Fixed Rate Notes will be on April 1 and October 1 of each year (each an "Interest Payment Date") and at maturity (or on the Redemption Date, if a Fixed Rate Note is redeemed at the option of the Company or a Holder). Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest rates are subject to change by the Company from time to time, but no such change will affect any Fixed Rate Note theretofore issued or as to which an offer to purchase has been accepted by the Company.

FLOATING RATE NOTES

     The interest rate on each Floating Rate Note will be calculated by reference to the specified interest rate formula, plus or minus a spread, if any (the "Spread"). The Spread is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note and may be a fixed amount or an amount that increases or decreases over time. A Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period; and (ii) a minimum limitation, or floor, on the rate of interest which may accrue during any interest period. In addition to any maximum interest rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law the maximum rate of interest, subject to certain exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in an amount of $250,000 or more and less than $2,500,000 is 25% per annum on a simple interest basis. This limit may not apply to Floating Rate Notes issued in an aggregate principal amount of $2,500,000 or more.

     The applicable Pricing Supplement will specify the interest rate formula, the amount or amounts of the Spread, if any, and the maximum or minimum interest rate limitation, if any, applicable to each Floating Rate Note. In addition, such Pricing Supplement will define or particularize for each Floating Rate Note the following terms, if applicable: Calculation Date, Initial Interest Rate, Interest Payment Period, Interest Payment Dates, Record Date, Index Maturity, Interest Determination Date, Interest Reset Period and Interest Reset Date. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, the date or dates on which interest will be reset (each an "Interest Reset Date") will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes which reset weekly, the Wednesday of each week (with the exception of weekly reset Treasury Rate Notes which will reset the Tuesday of each week, except as specified below); in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semiannually, the third Wednesday of the two months specified in such Floating Rate Notes; and, in the case of Floating Rate Notes which reset annually, the third Wednesday of the month as specified in such Floating Rate Note; provided, however, that (a) the interest rate in effect from the date of original issue to the first Interest Reset Date with respect to a Floating Rate Note (the "Initial Interest Rate") will be as set forth in the applicable Pricing Supplement and (b) the interest rate in effect for the ten days immediately prior to maturity will be that in effect on the tenth calendar day preceding such maturity. If any Interest Reset Date for a Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding day that is a Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the next preceding Business Day. In the case of weekly reset Treasury Rate

Notes, if an auction of Treasury bills (as hereinafter defined) falls on a day that is an Interest Reset Date for Treasury Rate Notes, the Interest Reset Date will be the following day that is a Business Day.

     The "Interest Determination Date" pertaining to an Interest Reset Date for a Commercial Paper Rate Note (the "Commercial Paper Rate Interest Determination Date") and for a Federal Funds Rate Note (the "Federal Funds Rate Interest Determination Date") will be the second Business Day preceding the Interest Reset Date with respect to such Note. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Banking Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills of the Index Maturity specified in the applicable pricing supplement would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless the day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction falls on a day that is an Interest Reset Date, such Interest Reset Date will be the next following business day.

     Interest on each Floating Rate Note will be payable monthly, quarterly, semiannually or annually (the "Interest Payment Period"). Except as provided below or in the applicable Pricing Supplement, the date or dates on which interest will be payable (each an "Interest Payment Date") will be, in the case of Floating Rate Notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semiannually, on the third Wednesday of the two months of each year specified in such Floating Rate Notes; and in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in such Floating Rate Notes and in each case, at maturity or, if applicable, upon redemption.

     Unless otherwise indicated in the applicable Pricing Supplement, interest payments shall be the amount of interest accrued from, and including, the next preceding Interest Payment Date in respect of which interest has been paid (or from, and including, the date of original issue if no interest has been paid with respect to such Floating Rate Note) to, but excluding, the Interest Payment Date.

     With respect to a Floating Rate Note, accrued interest from its date of original issue or from the last date to which interest has been paid is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factors calculated for each day from the date of issue, or from the last date to which interest has been paid, to the date for which accrued interest is being calculated. The interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of Commercial Paper Rate Notes, Federal Funds Rate Notes and LIBOR Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes.

     The "Calculation Date," where applicable, pertaining to an Interest Determination Date will be the tenth calendar day after such Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day.

     Unless otherwise provided in the applicable Pricing Supplement, The Chase Manhattan Bank (National Association) will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes. Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective as a result of a determination made on the most recent Interest Reset Date with respect to such Floating Rate Note.

     Commercial Paper Rate Notes. Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" ("H.15(519)"), or any successor publication, under the heading "Commercial Paper." In the event that such rate is not published by the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield on such Interest Determination Date of the rate for commercial paper of the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper." If by 3:00 P.M., New York City time, on such Calculation Date the rate for an Interest Determination Date is not yet published in either H.15(519) or Composite Quotations, the rate for that Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 A.M., New York City time, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent on that Interest Determination Date, for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency; provided, however, that if any of the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate in effect for the applicable period will be the same as the Commercial Paper Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Commercial Paper Rate Notes for such period shall be the Initial Interest Rate).

     "Money Market Yield" shall be a yield calculated in accordance with the following formula:


                Money Market Yield =      D X 360       X 100
                                     -----------------
                                        360 - (D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     LIBOR Notes. LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

         (i) With respect to an Interest Determination Date, LIBOR will be determined on the basis of the offered rates for deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date and may consist either of (a) the arithmetic mean (rounded upward, if necessary, to the nearest one-sixteenth of a percent), as determined by the Calculation Agent, of the offered rates for deposits in U.S. dollars for the period of such Index Maturity which appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on such Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters") or (b) the rate for deposits in U.S. dollars for the period of such Index Maturity which appears on the Telerate Page 3750 as of 11:00 A.M., London time, on such Interest Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as Page "LIBO" on the Reuters Monitor Money Rate Service (or such other page as may replace the LIBO page on the service for the purpose of displaying London Interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page in that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London Interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page or if no rate appears on the Telerate Page 3750, as applicable, LIBOR for such Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

         (ii) With respect to an Interest Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page or if no rate appears on the Telerate Page 3750, as applicable as described in (i) above, LIBOR will be determined, on the basis of the rates at approximately 11:00 A.M. London time on such Interest Determination Date at which deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent, commencing on the second London Banking Day immediately following such Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative of a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean (rounded upward, if necessary, to the nearest one-sixteenth of a percent) of such quotations, as determined by the Calculation Agent. If fewer than two quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date by three major banks in The City of New York, selected by the Calculation Agent (after consultation with the Company) for loans in U.S. dollars to leading European banks, having the specified Index Maturity, commencing on the second London Banking Day immediately following such Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative of a single transaction in such market at such time; provided, however, that if any of the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the LIBOR Notes for such period shall be the Initial Interest Rate).

     Federal Funds Rate Notes. Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on that day for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If neither of such rates is published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent as of 11:00 A.M., New York City time, on such Interest Determination Date; provided, however, that if any of the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the rate of interest in effect for the applicable period will be the same as the Federal Funds Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Federal Funds Rate Notes for such period shall be the Initial Interest Rate).

     Treasury Rate Notes. Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519), or any successor publication, under the heading "U.S. Government Securities--Treasury bills-- auction average (Investment)" or, if not so published by the Calculation Date pertaining to such Interest Determination Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. In the event that the results are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent (after consultation with the Company) for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if any of the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate in effect for the applicable period will be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Treasury Rate Notes for such period shall be the Initial Interest Rate).

ZERO COUPON NOTES

     Zero Coupon Notes will be offered at a substantial discount from their principal amount at maturity. There will be no periodic payments of interest. The calculation of the accrual of original issue discount (as defined below), in the period during which a Zero Coupon Note remains outstanding, will be on a semiannual bond equivalent basis using a year composed of twelve 30-day months. Upon maturity, original issue discount will cease to accrue on a Zero Coupon Note. See "Certain United States Federal Income Tax Consequences."

     Limitation of Claims in Bankruptcy. If a bankruptcy case is commenced in respect of the Company, the claim of the Holder of a Zero Coupon Note with respect to the principal amount thereof may, under Section 502(b)(2) of Title 11 of the United States Code, be limited to the issue price of the Zero Coupon Note plus that portion of the original issue discount that is amortized from the date of issue to the commencement of the proceeding.

REDEMPTION

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will not have a sinking fund. Redemption Dates, if any, and whether such redemption is at the option of the Company or a Holder, will be fixed at the time of sale and set forth in the applicable Pricing Supplement and on the applicable Note. If no Redemption Date is indicated with respect to a Note, such Note will not be redeemable prior to maturity. On and after the Redemption Date, the related Fixed Rate Note or Floating Rate Note will be redeemable in whole, or in part increments of $1,000 (provided that any remaining principal amount of such Note shall be at least $1,000), at the option of the Company or the Holder, as the case may be, at the redemption price or prices set forth in the applicable Pricing Supplement, together with interest thereon payable to the Redemption Date (the "Redemption Price"), on notice given (i) to the Trustee not more than 60 nor less than 30 days prior to the Redemption Date with respect to redemption at the option of the Company or (ii) to the Trustee and the Company at least 60 days prior to the Redemption Date with respect to redemption at the option of a Holder. (Sections 11.1 through 11.7)

REPURCHASE

     The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the Trustee for cancellation.

BOOK-ENTRY SYSTEM

     Book-Entry Notes may be issued in whole or in part in the form of one or more fully-registered global notes which will be deposited with, or on behalf of, the Depositary and registered in the name of its nominee. Except as set forth below, a Global Note may not be transferred except as a whole by the Depositary to its nominee or by its nominee to such Depositary or another nominee of the Depositary or by the Depositary or its nominee to a successor of the Depositary or a nominee of such successor. (Sections 2.3 and 3.5)

     The Depositary has advised the Company and the Agents as follows: the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. The Depositary was created to hold securities of its participating organizations ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Agents expressly identified by name herein), banks, trust companies, clearing companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

     Upon issuance of any Notes by the Company that will be represented by a Global Note, the Depositary will credit on its book- entry system the respective principal amounts of the Notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the Agents or by the Company, if such Notes are offered and sold directly by the Company. Ownership of beneficial interests in a Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary's participants or persons that may hold interests through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

     So long as the Depositary for a Global Note, or its nominee, is the registered owner of a Global Note, such Depositary or nominee, as the case may be, will be considered the sole owner or Holder of the Note represented by such Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by Global Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders thereof under the Indenture.

     Principal and interest payments on the Notes registered in the name of the Depositary or its nominee will be made by the Company to the Depositary or its nominee, as the case may be, as the registered owner of a Global Note. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests and each of them may act or refrain from acting without liability on any information provided by the Depositary. The Company expects that the Depositary, upon receipt of any payment of principal or interest in respect of a Global Note, will credit immediately the accounts of the participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a Global Note as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in a Global Note will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     The applicable Pricing Supplement will specify whether a Note will be issued initially as a Book-Entry Note or a Certificated Note. Except as set forth in this paragraph, Book-Entry Notes will only be issued as Global Notes. If the Depositary is at any time unwilling or unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 calendar days, the Company will issue Notes in certificated form in exchange for all outstanding Global Notes. In addition, the Company (but not a Holder) may at any time determine not to have Notes represented by a Global Note and, in such event, will issue Notes in certificated form in exchange for all such Global Notes. In any such instance, an owner of a beneficial interest in the one or more Global Notes to be exchanged will be entitled to physical delivery in definitive certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in certificated form will be issued in denominations of $100,000 and integral multiples of $1,000 in excess thereof, except as otherwise specified in the applicable Pricing Supplement, and will be issued in registered form only, without coupons. (Section 3.5)

CERTAIN COVENANTS OF COMPANY

     The debt securities are not secured by mortgage, pledge or other lien. The Company covenants that neither it nor any Restricted Subsidiary (which the Indenture defines as any subsidiary which is a consolidated subsidiary, in accordance with generally accepted accounting principles, in the consolidated financial statements of the Company) will subject any of its property, tangible or intangible, real or personal to any lien unless the debt securities are secured equally and ratably with other indebtedness thereby secured. There are excepted from this covenant any liens existing on the date of the Indenture, as well as certain other liens, and the extension, renewal or replacement thereof, including without limitation, (i) liens on any property provided that the creditor has no recourse against the Company or any Restricted Subsidiary except recourse to such property or proceeds of any sale or lease therefrom;
(ii) liens on property existing at the time of acquisition (including acquisition through merger or consolidation) or given in connection with financing the purchase price or cost of construction or improvement of property; (iii) other liens not permitted by clauses (i) and (ii) on property then owned or thereafter acquired, provided no such lien shall be incurred pursuant to clause (iii) if the aggregate amount of indebtedness secured by liens incurred pursuant to clauses (ii) and (iii), including the lien proposed to be incurred, shall exceed 30% of Net Tangible Assets; (iv) liens securing certain intercompany indebtedness; (v) a banker's lien or right of offset; (vi) liens arising under the Employee Retirement Income Security Act of 1974, as amended, to secure any contingent liability of the Company; (vii) liens on sublease interests held by the Company which liens are in favor of the person granting the lease to the Company; (viii) various specified governmental liens and deposits; and (ix) various other liens not incurred in connection with the borrowing of money (including purchase money indebtedness) or the obtaining of advances or credit. (Section 10.6). Net Tangible Assets is defined for this purpose as the total assets of the Company less (x) current liabilities and (y) intangible assets.

     In addition, the Company covenants that neither it nor any Restricted Subsidiary will pay any dividends upon any of its stock of any class or make any distribution of cash or property among its stockholders by reduction of capital or otherwise (other than in stock of the Company) or purchase or redeem any stock of any class of the Company unless the aggregate amounts of all such payments and distributions after December 31, 1988 will not exceed the sum of
(i) the total of the accumulated consolidated net income of the Company and its Restricted Subsidiaries during the period after December 31, 1988, (ii) any net consideration received from the sale of the stock of any class of the Company after December 31, 1988, (iii) the aggregate principal amount of any indebtedness of the Company which shall have been converted into the stock of any class of the Company and (iv) $25,000,000. Such restriction shall not apply to (i) the payment of dividends on preferred stock or any payment to purchase shares of preferred stock subject to a mandatory sinking fund, provided that such payments are included in the foregoing calculations, (ii) the redemption or retirement of any shares of capital stock of the Company by exchange for, or out of the proceeds of a substantially concurrent sale of, other shares of capital stock, (iii) the purchase of any shares of capital stock of the Company pursuant to or in connection with any retirement, bonus, profit sharing, thrift, savings, stock option or compensation plan for officers or employees of the Company or (iv) the conversion of shares of any stock of the Company into shares of any other stock of the Company. (Section 10.8)

MERGER AND CONSOLIDATION

     The Indenture provides that the Company may consolidate or merge with or into any other corporation and the Company may sell, lease or convey all or substantially all of its assets to any corporation, organized and existing under the laws of the United States of America or a State thereof, provided that the corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received such assets shall assume payment of the principal of (and premium, if any) and interest on the Notes and the performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company. (Sections 8.1 and 8.2)

MODIFICATION AND WAIVER

     Modification and amendment of the Indenture may be effected by the Company and the Trustee with the consent of the Holders of 66-2/3% in principal amount of the Outstanding debt securities of each series affected thereby, provided that no such modification or amendment may, without the consent of the Holder of each Outstanding debt security affected thereby, (a) change the Stated Maturity of any installment of principal of, or interest on, any debt security or change the Redemption Price; (b) reduce the principal amount of, or the interest on, any debt security or reduce the amount of principal which could be declared due and payable prior to the Stated Maturity; (c) change the place or currency of any payment of principal or interest on any debt security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; (e) reduce the percentage in principal amount of the Outstanding debt securities of any series, the consent of whose Holders is required to modify or amend the Indenture; or (f) modify the foregoing requirements or reduce the percentage of Outstanding debt securities necessary to waive any past default to less than a majority. Except with respect to certain fundamental provisions, the Holders of at least a majority in principal amount of Outstanding debt securities of any series may, with respect to such series, waive past defaults under the Indenture and waive compliance by the Company with certain provisions of the Indenture. (Sections
9.2 and 10.7)

EVENTS OF DEFAULT, WAIVER AND NOTICE

     An Event of Default with respect to any debt security of any series is defined in the Indenture as being: default for 30 days in payment of any interest on or any Additional Amounts payable in respect of any debt security of that series; default in payment of principal (and premium, if any) on the debt securities of that series when due either at maturity, upon optional or mandatory redemption, as a sinking fund installment, by declaration or otherwise; default in the performance or breach of any other covenant or warranty of the Company in respect of the debt securities of such series in the Indenture which shall not have been remedied for a period of 90 days after notice; certain events of bankruptcy, insolvency and reorganization of the Company; and any other Event of Default established for the debt securities of such series set forth in the Pricing Supplement. (Section 5.1) The Indenture provides that the Trustee may withhold notice to the Holders of the debt securities of any default with respect to any series thereof (except in payment of principal of, or interest on, the debt securities) if the Trustee considers it in the interest of the Holders of the debt securities of such series to do so. (Section 6.2)

     The Indenture provides that (1) if an Event of Default due to the default in payment of principal of, or interest on, any series of debt securities, or due to the default in the performance or breach of any other covenant or warranty of the Company applicable to the debt securities of such series but not applicable to all outstanding debt securities, shall have occurred and be continuing, either the Trustee or the Holders of 25% in principal amount of the Outstanding debt securities of such series then may declare the principal of all debt securities of such series, or such lesser amount as may be provided for in the debt securities of that series, and interest accrued thereon to be due and payable immediately and (2) if an Event of Default resulting from default in the performance of any other of the covenants or agreements in the Indenture applicable to all Outstanding debt securities and certain events of bankruptcy, insolvency and reorganization of the Company shall have occurred and be continuing, either the Trustee or the Holders of 25% in principal amount of all Outstanding debt securities (treated as one class) may declare the principal of all debt securities, or such lesser amount as may be provided for in such securities, and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, or premium or interest on, the debt securities) by the Holders of a majority in principal amount of the Outstanding debt securities of such series (or of all series, as the case may be). (Sections 5.2 and 5.13)

     The Holders of a majority in principal amount of the Outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to debt securities of such series provided that such direction shall not be in conflict with any rule of law or the Indenture or shall not be unduly prejudicial to the Holders not taking part in such direction. (Section 5.12) The Indenture requires the annual filing by the Company with the Trustee of a certificate as to the absence of certain defaults under the Indenture. (Section 10.5)

CONCERNING THE TRUSTEE

     The Chase Manhattan Bank (National Association) is the Trustee under the Indenture. The Trustee has substantial banking relationships with the Company, GATX and certain other affiliates of the Company and is the trustee under the Indenture with respect to other series of debt securities, under another indenture with the Company and under certain equipment trust agreements with an affiliate.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following general discussion summarizes certain United States Federal income tax aspects of the ownership of the Notes. This discussion is a summary for general information only and is not a complete analysis of the tax considerations that may be applicable to a prospective investor. This discussion also does not address the tax consequences of ownership of Notes not held as capital assets nor those that may be relevant to particular categories of investors subject to special treatment under certain United States Federal income tax laws, such as dealers in securities, tax-exempt entities, banks, insurance companies and foreign individuals and entities. In addition, it does not describe any tax consequences arising out of the tax laws of any state, locality or foreign jurisdiction.

     This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions. All of the foregoing are subject to change, and any such change could affect the continuing validity of this discussion. Persons considering the purchase of Notes should consult their own tax advisors concerning the application of United States Federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions to their particular situations. Additional United States Federal income tax consequences applicable to particular Notes may be set forth in the applicable Pricing Supplement.

INTEREST INCOME

     Except as set forth below, interest on a Note will be taxable to a holder as ordinary interest income at the time it accrues or is received in accordance with such holder's method of accounting for tax purposes.

ORIGINAL ISSUE DISCOUNT

     Final U.S. Treasury Department Regulations (the "Regulations") regarding the original issue discount ("OID") provisions of the Code were adopted in February 1994. However, the Regulations are ambiguous in many respects and their application to the Notes may require further guidance. The amount of OID, if any, on a debt instrument is the difference between its issue price (generally, the initial offering price to the public at which a substantial amount of Notes are sold) and its Stated Redemption Price at Maturity, subject to a statutory de minimis exception. A Note's Stated Redemption Price at Maturity is equal to all payments to be received on the Note less payments of interest ("qualified stated interest") payable at fixed periodic intervals of one year or less at a fixed rate or a variable rate meeting certain conditions. The portion of OID, if any, accrued (and recognized as income) with respect to a debt instrument for each Accrual Period (ordinarily the periods ending with each Interest Payment Date provided such periods are no longer than one year) will be equal to the excess, if any, of (i) the Adjusted Issue Price at the beginning of the accrual period (i.e., the original Issue Price plus previously accrued OID) multiplied by the "yield to maturity" of a debt instrument (determined on the basis of a constant interest rate adjusted to reflect the length of each accrual period) over (ii) the sum of the amount of stated interest, if any, payable during such Accrual Period. The resulting amount is allocated ratably to each day in the Accrual Period, and the amount includible in a Holder's income (whether on the cash or accrual method of accounting) with respect to the debt instrument is the sum of the resulting daily portions of OID for each day of the taxable year in which the Holder held the debt instrument. Generally, the tax basis of a debt instrument in the hands of the Holder will be increased by the amount of OID, if any, on the debt instrument that is included in the Holder's income pursuant to these rules and will be decreased by the amount of any payment received with respect to OID previously included in income. Under the foregoing rules, Holders of Zero Coupon Notes will be required to include in income increasingly greater amounts of OID in successive accrual periods.

     Under the Regulations, it is possible that a Note providing for annual interest rate adjustments and issued between a Record Date and an Interest Payment Date, where the first interest payment will be made on the next succeeding Interest Payment Date, will have been issued with OID, because the initial interest period will be longer than one year. It is also possible that a Note will have been issued with OID because the manner of determining the Note's rate of interest depends on an increasing Spread which may cause interest on the Note to be other than qualified stated interest.

     Because the Regulations do not provide clear guidance in these and other circumstances involving Notes, and due to the complex nature of the OID rules, Holders are urged to consult their tax advisors concerning application of those rules to the Notes.

SHORT-TERM OBLIGATIONS

     In general, a cash method Holder of a Note that matures one year or less from the date of issuance (a "Short-Term Note") is not required to accrue OID unless such holder elects to do so. Holders who report income for United States Federal income tax purposes on the accrual method and certain other Holders, including banks and dealers in securities, are required to include OID on such Short-Term Notes on a straight-line basis, unless an election is made (on an obligation-by-obligation basis) to accrue the OID according to a constant interest method based on daily compounding. In the case of a Holder who is not required, and does not elect, to include OID in income currently, any gain realized on the sale, exchange or retirement of the Short-Term Note will be ordinary income to the extent of the OID accrued on a straight-line basis (or, if elected, according to a constant interest method based on daily compounding) through the date of sale, exchange or retirement. In addition, such non-electing Holders which are not subject to the current inclusion requirement described above may be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry such Short-Term Notes in an amount not exceeding the deferred interest income, until such deferred interest income is realized. Any election by a Holder to include OID on a Short-Term Note in income as it accrues, whether under the straight-line or constant interest method, applies to all obligations maturing one year or less from the date of issuance acquired by the Holder during the taxable year of the election and all subsequent taxable years, unless the U.S. Internal Revenue Service (the "Service") consents to a revocation of the election.

INFORMATION REPORTING

     The Company is required to furnish certain information to the Service and will furnish annually to record Holders of the Notes information with respect to OID, if any, accruing during the calendar year (as well as interest paid during that year). Because this information will be based upon the adjusted issue price of the Notes, subsequent Holders who purchase the Notes for an amount in excess of the adjusted issue price will be required to determine for themselves the amount of OID, if any, they are required to report.

MARKET DISCOUNT AND PREMIUM

     If the Notes are acquired at a Market Discount, some or all of any gain realized upon a sale or other disposition, partial principal payment or payment at Maturity, of such Notes may be treated as ordinary income, as described below. For this purpose, Market Discount is generally the excess of (i) the Stated Redemption Price at Maturity of the Note (or, in the case of a Note issued with OID, its issue price plus previously accrued OID) over (ii) such Holder's tax basis in such Note, subject to a statutory de minimis exception. Any gain realized in any subsequent disposition of such Note (other than in connection with certain nonrecognition transactions) or any partial principal payment or payment at maturity with respect to such Note will be treated as ordinary income to the extent of the Market Discount that is treated as having accrued during the period such Note was held. In addition, if such Note is disposed of by gift ordinary income will be recognized as if such Note had been sold at its then fair market value.

     The amount of Market Discount treated as having accrued will be determined either (i) on a ratable basis by multiplying the Market Discount times a fraction, the numerator of which is the number of days the Note was held by the Holder and the denominator of which is the total number of days after the date such Holder acquired the Note up to and including the date of its Maturity, or
(ii) if the Holder so elects, on a constant interest method. A Holder may make that election with respect to any Note and such election is irrevocable. In lieu of including accrued market discount income at the time of disposition, a Holder of such Note acquired at a Market Discount may elect to include Market Discount in income currently, through the use of either the ratable inclusion method or the elective constant interest method. Once made, such an election applies to all Notes and other obligations of the Holder that are purchased at a Market Discount during the taxable year for which the election is made and all subsequent taxable years of the Holder, unless the Service consents to a revocation of the election. If an election is made to include Market Discount in income currently, the basis of the Note in the hands of the Holder will be increased by the Market Discount thereon as it is includible in income.

     Unless a Holder who acquires a debt instrument at a Market Discount elects to include market discount in income currently, such Holder may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the Holder disposed of the debt instrument in a taxable transaction.

     If a Holder purchases a Note issued with OID at a "premium" (i.e., for an amount in excess of all remaining payments on the Note other than qualified stated interest), then the Holder does not include any OID in income. Further, if a Holder purchases a Note issued with OID for an amount in excess of the Note's Adjusted Issue Price but not at a "premium," then the OID which such Holder must include in income will be reduced under the "acquisition premium" rules of the Code. Under those rules, such excess is allocated to each day beginning on the date of purchase and ending on the day before the stated Maturity date of the Note so as to equal a constant percentage of the OID allocated to each such day, and the excess so allocated to the days of the taxable year on which the Note is held reduces the amount of OID included in such Holder's income for that year.

SALE, EXCHANGE, REDEMPTION OR REPAYMENT OF THE NOTES

     Upon the disposition of a Note by sale, exchange or redemption, the Holder will have gain or loss equal to the difference between (i) the amount received on the disposition and (ii) the Holder's adjusted tax basis in the Note. A Holder's adjusted tax basis in a Note will equal the cost of the Note to such Holder, increased by the amounts of any Market Discount and OID previously included in income by the Holder with respect to such Note and reduced by any amortized acquisition premium and any principal payments received by the Holder and, in the case of a Zero Coupon Note, by the amounts of any other payments that do not constitute qualified stated interest (as discussed above). Assuming that the Note is held as a capital asset, such gain or loss will generally (except to the extent that the short-term obligation or market discount rules otherwise provide) constitute capital gain or loss and will be long-term capital gain or loss if the Holder has held such Note for longer than one year.

BACKUP WITHHOLDING

     Holders of the Notes may be subject to backup withholding at the rate of 31% with respect to interest paid on the Notes, unless such Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A Holder of the Notes who does not provide the Company with his correct taxpayer identification number may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the Holder's United States Federal income tax liability and may entitle such Holder to a refund.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuing basis by the Company through the Agents expressly identified by name herein, each of which has agreed to use its best efforts to solicit purchases of the Notes. The Company also may sell Notes to any Agent, at a discount to be agreed upon at the time of sale, for resale to one or more Dealers, Agents or investors at varying prices related to prevailing market prices at the time of such resale, to be determined by such Agent. The Company reserves the right to sell Notes directly on its own behalf and through other agents as may be identified by name in the applicable Pricing Supplement. The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase Notes received by it in whole or in part. The Company will pay an Agent, in connection with sales of Notes resulting from a solicitation made or an offer to purchase received by such Agent, a commission ranging from .125% to .625% of the principal amount of each Note depending upon the stated maturity.

     The Company may also sell Notes to an Agent as principal for its own account at discounts to be agreed upon at the time of sale. Such Notes may be resold to investors and other purchasers at prevailing market prices, or prices related thereto at the time of such resale, as determined by such Agent or, if so agreed, at a fixed public offering price. In addition, an Agent may offer any Notes that it has purchased as principal to other dealers. An Agent may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of Notes to be resold at a fixed public offering price), concession and discount may be changed.

     The Company has reserved the right to sell the Notes directly to investors on its own behalf, and may solicit and accept offers to purchase Notes directly from investors from time to time on its own behalf. No commission will be payable by the Company on Notes sold directly by the Company. The Company may accept offers to purchase Notes through additional agents and may appoint additional agents for the purpose of soliciting offers to purchase Notes, in either case on terms substantially identical to the terms contained in the Distribution Agreement. Such other agents, if any, will be named in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Notes will be required to be made in funds immediately available in The City of New York.

     The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify the Agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act. The Company has agreed to reimburse the Agents for certain expenses.

     The Company does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by the Agents expressly identified by name herein that they currently intend to make a market in the Notes, as permitted by applicable laws and regulations. Neither Agent expressly identified by name herein is obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time at the sole discretion of such Agent. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes.

     Each Agent expressly identified by name herein in the ordinary course of its business engages from time to time in securities transactions with and performs investment banking services for the Company, GATX and certain other of their affiliates.

                                 LEGAL OPINIONS

     The validity of the Notes will be passed upon for the Company by Thomas C. Nord, Esq., Vice President and General Counsel, GATX Capital Corporation. Certain legal matters relating to the Notes will be passed upon for the Agents by Pillsbury Madison & Sutro LLP, 235 Montgomery Street, San Francisco, California 94104. Pillsbury Madison & Sutro LLP has acted and continues to act as counsel in certain matters for the Company and certain of its affiliates.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

  The following table sets forth all expenses in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates, except the SEC registration fee.

          SEC registration fee    . . . . . . . . . . . . . . . . . . . . .        $103,448
          Accounting fees and expenses . . . . . . . . . . . . . . . . . .           25,000*
          Legal fees and expenses, including Blue Sky fees and
             expenses   . . . . . . . . . . . . . . . . . . . . . . . . . .          20,000*
          Printing and engraving fees   . . . . . . . . . . . . . . . . . .          15,000*
          Trustee's fees and expenses   . . . . . . . . . . . . . . . . . .          15,000*
          Rating agency fees    . . . . . . . . . . . . . . . . . . . . . .          50,000*
          Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . . .          10,000*
                                                                                   --------
                   Total  . . . . . . . . . . . . . . . . . . . . . . . . .
                                                                                   $238,448*
                                                                                   ========

------------------------
*  Estimated

Item 15.  Indemnification of Directors and Officers.

  Section 145 of the General Corporation Law of the State of Delaware, as amended, empowers a corporation, subject to certain limitations, to indemnify its directors and officers against the actual and reasonable expenses of defending litigation against them in their capacities as directors and officers.

  Article VI of the By-Laws of the Company provides in terms similar to those of
Section 145 of the Delaware General Corporation Law that the Company shall have power to indemnify its directors and officers.

  Reference is made to Section 6 of the Distribution Agreement filed as Exhibit 1 to this Registration Statement pursuant to which the agents may under certain circumstances indemnify the officers and directors of the Company.

  Under the terms of a Directors and Officers Liability and Company Reimbursement Liability Policy, the directors and officers of the Company are insured up to an aggregate liability in each policy year of $75,000,000 per occurrence, against any loss incurred in connection with any claim made against them or any of them for any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted, or any matter not excluded by the terms and conditions of the policy, claimed against them solely by reason of their being directors or officers of the Company. The foregoing statements are subject to the detailed provisions of such policy.

Item 16.  Exhibits.
  1       Form of Distribution Agreement.

  4(a) Indenture dated as of July 31, 1989 between GATX Capital Corporation (formerly named GATX Leasing Corporation) and The Chase Manhattan Bank (National Association) (incorporated by reference to Exhibit 4(a) to the Company's Form S-3 Registration Statement No. 33-30300).

  4(b) Supplemental Indenture dated as of December 18, 1991 between GATX Capital Corporation and The Chase Manhattan Bank (National Association) (incorporated by reference to Exhibit 4(b) to the Company's Form S-3 Registration Statement No. 33-64474).

  4(c) Form of Supplemental Indenture dated as of ________ between GATX Capital Corporation and The Chase Manhattan Bank (National Association).

  4(d)    Form of Medium-Term Note, Series D (Fixed Rate).

  4(e)    Form of Medium-Term Note, Series D (Fixed Rate) in global form.

  4(f)    Form of Medium-Term Note, Series D (Floating Rate).

  4(g)    Form of Medium-Term Note, Series D (Floating Rate) in global form.

  5 Opinion of Thomas C. Nord, Esq., Vice President and General Counsel of GATX Capital Corporation.
  12      Computation of Ratio of Earnings to Fixed Charges
  23(a)   Consent of Thomas C. Nord, Esq. (included in Exhibit 5).

  23(b)   Consent of Ernst & Young LLP.
  24      Power of Attorney (included on page II-6).
  25 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Chase Manhattan Bank (National Association) (separately bound).

Item 17.  Undertakings

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (6)  The undersigned registrant hereby undertakes that:

          (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES
  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco and State of California on the 15th day of December, 1995.
                                      GATX CAPITAL CORPORATION
                                            (Registrant)
                                      By     /s/  JOSEPH C. LANE
                                         --------------------------------------
                                             Joseph C. Lane, President,
                                         Director and Chief Executive Officer

                                POWER OF ATTORNEY

         We, the undersigned officers and directors of GATX Capital Corporation, hereby severally constitute Thomas C. Nord and George R. Prince, and either of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments to this registration statement on Form S-3 filed by GATX Capital Corporation with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in such capacities to enable GATX Capital Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or either of them, to any and all such amendments.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                               Title                                    Date
       ---------                               -----                                    ----
/s/  JAMES J. GLASSER          Chairman of the Board                              December 15, 1995
--------------------------
     James J. Glasser

/s/   JOSEPH C. LANE           President, Chief Executive Officer and             December 15, 1995
--------------------------     Director (Principal Executive Officer)
      Joseph C. Lane

/s/    ALAN C. COE             Executive Vice President and Director              December 15, 1995
--------------------------
       Alan C. Coe

/s/   JESSE V. CREWS           Executive Vice President and Director              December 15, 1995
--------------------------
      Jesse V. Crews

/s/  FREDERICK L. HATTON       Executive Vice President and Director              December 15, 1995
--------------------------
     Frederick L. Hatton

/s/  DAVID M. EDWARDS          Director                                           December 15, 1995
--------------------------
     David M. Edwards

/s/  RONALD H. ZECH            Director                                           December 15, 1995
--------------------------
     Ronald H. Zech

/s/  MICHAEL E. CROMAR         Vice President and Chief Financial Officer         December 15, 1995
--------------------------     (Principal Financial Officer)
     Michael E. Cromar

/s/   CURT F. GLENN            Vice President and Controller (Principal           December 15, 1995
--------------------------     Accounting Officer)
      Curt F. Glenn

                                Index to Exhibits

         1       Form of Distribution Agreement.

         4(a) Indenture dated as of July 31, 1989 between GATX Capital Corporation (formerly named GATX Leasing Corporation) and The Chase Manhattan Bank (National Association) (incorporated by reference to Exhibit 4(a) to the Company's Form S-3 Registration Statement No. 33-30300).

         4(b) Supplemental Indenture dated as of December 18, 1991 between GATX Capital Corporation and The Chase Manhattan Bank (National Association) (incorporated by reference to Exhibit 4(b) to the Company's Form S-3 Registration Statement No. 33-64474).

         4(c) Form of Supplemental Indenture dated as of ________ between GATX Capital Corporation and The Chase Manhattan Bank (National Association).

         4(d)    Form of Medium-Term Note, Series D (Fixed Rate).

         4(e)    Form of Medium-Term Note, Series D (Fixed Rate) in global form.

         4(f)    Form of Medium-Term Note, Series D (Floating Rate).

         4(g) Form of Medium-Term Note, Series D (Floating Rate) in global form.

         5       Opinion of Thomas C. Nord, Esq., Vice President and General
                 Counsel of GATX Capital Corporation.
         12      Computation of Ratio of Earnings to Fixed Charges.
         23(a)   Consent of Thomas C. Nord, Esq. (included in Exhibit 5).

         23(b)   Consent of Ernst & Young LLP.
         24      Power of Attorney (included on page II-6).
         25      Form T-1 Statement of Eligibility and Qualification under the
                 Trust Indenture Act of 1939 of The Chase Manhattan Bank
                 (National Association) (separately bound).